Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2013, with respect to the consolidated financial statements and financial statement schedule of American Realty Capital Trust IV, Inc. for the year ended December 31, 2012 included in the July 23, 2013 Current Report on Form 8-K/A of American Realty Capital Properties, Inc., which is incorporated by reference in this Registration Statement. We consent to the use of the aforementioned report, and its incorporation by reference, in the Registration Statement, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 5, 2013